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                                                                     EXHIBIT 4.1

                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           METRETEK TECHNOLOGIES, INC.

                         PURSUANT TO SECTION 245 OF THE

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

         Metretek Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         1.       The name of the Corporation is Metretek Technologies, Inc.

         2. The Corporation was originally incorporated in the State of Delaware under the name Marcum Natural Gas Services, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 5, 1991.

         3. This Second Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation.

         4. The text of the Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, is hereby restated to read in its entirety as follows:

         FIRST:   The name of the corporation is Metretek Technologies, Inc.

         SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Eight Million Five Hundred Thousand (28,500,000) shares, consisting of two classes: Twenty-Five Million (25,000,000) shares of Common Stock, par value $.01 per share, and Three Million Five Hundred Thousand (3,500,000) shares of Preferred Stock, par value $.01 per share.

         Subject to the provisions of applicable law, this Article FOURTH, and the rights, if any, of the holders of the Preferred Stock, or any series thereof, from time to time outstanding, the holders of the outstanding shares of Common Stock shall have and possess exclusive voting power and right for the election of directors and for all other purposes, with each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation in the election of directors and on all other matters presented to the stockholders. Holders of Common Stock shall not have cumulative voting rights in the election of directors. Subject to the preferential dividend rights, if any, of the holders of Preferred Stock, or any series thereof, from time to time outstanding, the holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation from time to time. Subject to the preferential liquidation rights, if any, of the holders of Preferred Stock, or any series thereof, from time to time outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.


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         The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority, within the limitations and restrictions set forth in this Article FOURTH, to determine or alter by resolution or resolutions the powers, preferences, and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, conversion or exchange rights, redemption rights and price (including sinking fund provisions) and liquidation preference, of any wholly issued series of shares of Preferred Stock, and to fix the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series (but not below the number of shares of such series then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         The respective designations, powers, preferences, rights, qualifications, limitations and restrictions granted to and imposed on the two currently authorized series of Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, are as follows:

A.       SERIES B PREFERRED STOCK

         1. DESIGNATION. A total of 1,000,000 shares of the Corporation's Preferred Stock shall be designated as a class known as Series B Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"). All of the preferential amounts to be paid to the holders of the Convertible Preferred Stock as provided in this Section A shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized.

         2. ELECTION OF DIRECTORS.

            (a) So long as an aggregate of at least 2,000 shares of Convertible Preferred Stock remain outstanding, the holders of outstanding shares of Convertible Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the individual receiving the greatest number of affirmative votes of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Stock Director Designee"), with each share of Convertible Preferred Stock entitled to one (1) vote, and with votes cast against such person and votes withheld having no legal effect. Each Director so elected shall hold office until a new Convertible Preferred Stock Director Designee is elected Director as provided below, provided that such Director shall in any event cease to hold office at such time as the holders of Convertible Preferred Stock are no longer entitled to elect a Director in accordance with this Section A.2. The election of the Convertible Preferred Stock Director Designee by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of Common Stock, (ii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of capital stock, (iii) if there is no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of Convertible Preferred Stock called by holders of a majority of the outstanding shares of Convertible Preferred Stock (a "Majority Interest") or (iv) in lieu of an election at a meeting, by the written consent of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Convertible Preferred Stock (a "Two Thirds Interest"). If at any time when any share of Convertible Preferred Stock is outstanding the Convertible Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of a majority of the outstanding shares of Convertible Preferred Stock, may, in their sole discretion, determine to elect fewer than one (1) Convertible Preferred Stock Director Designee from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted. The holders of Common Stock and the holders of any other class or series of capital stock of the Corporation with the right to vote in the election of directors shall be entitled to elect the remaining members of the Board of Directors.

         (b) Notwithstanding the provisions of paragraph 2(a) above, in the event that the Corporation fails for any reason to redeem the Convertible Preferred Stock in full in accordance with the terms of Section A.5(a) hereof, then the number of Directors on the Corporation's Board of Directors shall immediately and without any action taken by the Corporation or any of its stockholders, be increased by the minimum such minimum number as is necessary to ensure that the directors elected under this paragraph 2(b) (the "Default Preferred Directors") will constitute a majority of the Corporation's Board of Directors, and the holders of the Convertible Preferred Stock shall be entitled to elect the Default Preferred Directors, with each share of Convertible Preferred Stock entitled to one (1) vote. Each Default Preferred Director so elected shall hold office in accordance with the terms for directors elected at such meeting as provided by law, the Certificate of Incorporation, as amended, or the by-laws of the

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Corporation in effect at the time, provided that such Director shall in any event cease to hold office at such time as the holders of Convertible Preferred Stock are no longer entitled to elect Default Preferred Directors in accordance with this Section A.2(b). The election of the Default Preferred Directors by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of Common Stock, (ii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of capital stock, (iii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of Convertible Preferred Stock called by a Majority Interest, or (iv) in lieu of an election at a meeting, by the written consent of holders of a Two Thirds Interest. If at any time when any share of Convertible Preferred Stock is outstanding any Default Preferred Director should cease to be a director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of a majority of the outstanding shares of Convertible Preferred Stock may, in their sole discretion, determine to elect fewer than all of the Default Preferred Directors from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted. Upon full payment by the Corporation of all amounts payable to the holders of the Convertible Preferred Stock pursuant to Section A.5(a) hereof, including any interest thereon, which the Board of Directors shall cause to be made by the Corporation as soon as is lawful and practical to be made, the right of the holders of Convertible Preferred Stock to elect Default Preferred Directors under this paragraph (2) shall terminate, the terms of all such Default Preferred Directors shall forthwith cease, and the number of Directors shall forthwith be reduced by an amount equal to the number of Default Preferred Directors which the holders of Convertible Preferred Stock were previously entitled to elect hereunder.

         (c) Whenever the holders of Convertible Preferred Stock are entitled to take any action under either paragraph (a) or (b) of this Section A.2(b), a Majority Interest shall have the right to fix any record date and the date, time and location, to the extent applicable, of any meeting or written consent referred to therein and to send any required notices. If a Majority Interest requests that the Corporation take any of such actions, it will do so immediately. The Corporation will not take any action, including amending its Certificate of Incorporation or bylaws, which is inconsistent with the intent or purposes of Section A.2.

         3. DIVIDENDS. The holders of shares of Convertible Preferred Stock shall be entitled, in preference to the holders of any and all other classes of capital stock of the Corporation, to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends on the Convertible Preferred Stock in cash at the rate per annum of eight percent (8%) (the "Dividend Rate") of the Initial Liquidation Preference or $80.00 per share of Convertible Preferred Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock, and subject to adjustment pursuant to Section A.5(e) hereof) as of the original issuance date of the Convertible Preferred Stock (for any such issuance, the "Convertible Preferred Original Issuance Date"), subject to proration for partial years on the basis of a 365-day year, compounded quarterly on March 31, June 30, September 30 and December 31 of each year (the "Convertible Cumulative Dividend"). Such dividends will accumulate commencing as of the Convertible Preferred Original Issuance Date and shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not the Corporation may legally pay the dividends. Such dividends shall become due and payable with respect to any shares of Convertible Preferred Stock as provided in Sections A.4, A.5 and A.6. Dividends paid in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Convertible Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. So long as at least 1,000 shares of Convertible Preferred Stock are outstanding and the Convertible Cumulative Dividends have not been paid in full: (a) no dividend whatsoever (other than dividends paid in stock) shall be paid or declared, and no distribution shall be made, on any Common Stock or other capital stock of the Corporation ranking with regard to dividend rights, rights upon a Liquidation Event (as defined in Section A.4 below) or an Extraordinary Transaction (as defined in Section A.5(a)(ii) below) or redemption rights junior to or on a parity with the Convertible Preferred Stock; and (b) except as provided in Section A.8(c), no shares of Common Stock or other capital stock of the Corporation ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction or redemption rights junior to or on a parity with the Convertible Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

         In addition to Convertible Cumulative Dividends, the holders of Convertible Preferred Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; PROVIDED, HOWEVER, that no cash or Common Stock dividend may be declared or paid on any shares of Common Stock unless at the same time a dividend is declared or paid on all outstanding shares of Convertible Preferred Stock, with holders of Convertible Preferred Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of shares of

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Convertible Preferred Stock entitled to receive such dividends based on the number of shares of Common Stock into which such shares of Convertible Preferred Stock are then convertible in accordance with Section A.6 hereof.

         4. LIQUIDATION.

            (a) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Preferred Stock, an amount in cash, equal to (i) $1,000 per share of Convertible Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock) (the "Initial Liquidation Preference"), plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Preferred Stock is then entitled, if any, pursuant to Sections A.3, A.5(e) and A.5(f) hereof (the sum of clauses (i) and (ii) being referred to herein as the "Convertible Liquidation Preference Amount"); PROVIDED, HOWEVER, that if upon any Liquidation Event, the amounts payable with respect to the Convertible Liquidation Preference Amount are not paid in full, the holders of the Convertible Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and provided further, however, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Preferred Stock would have received more than the Convertible Liquidation Preference Amount in the event their shares were converted into Common Stock immediately prior to such Liquidation Event and such shares of Common Stock pursuant to Section A.6(a) received a liquidating distribution or distributions from the Corporation, then each holder of Convertible Preferred Stock shall receive as a distribution from the Corporation in connection with such Liquidation Event an amount equal to the amount that would be paid if such holder's shares of Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event pursuant to A.6(a). The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares of Convertible Preferred Stock into Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event. Upon any Liquidation Event, holders of fractional shares of Convertible Preferred Stock shall receive proportionate payments in respect thereof.

            (b) NOTICE. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Preferred Stock each holder of Convertible Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof pursuant to clauses (i),
(ii) and (iii) of the proviso of Section A.4(a) and stating in detail the facts upon which such amounts were determined.

         5. REDEMPTION; PREFERENTIAL PAYMENT IN EXTRAORDINARY TRANSACTIONS.

            (a) REDEMPTION.

                (i) TIME BASED REDEMPTION. On December 9, 2004, the Corporation shall redeem all of the outstanding shares of Convertible Preferred Stock held by each holder of Convertible Preferred Stock. The redemption price for each share of Convertible Preferred Stock redeemed pursuant to this Section A.5(a)(i) shall be the per share Convertible Liquidation Preference Amount (as defined in Section A.4(a) above) (the "Convertible Redemption Price").

                (ii) REDEMPTION UPON EXTRAORDINARY TRANSACTIONS. Upon the occurrence of an "Extraordinary Transaction," the holders of not less than a Majority Interest may elect (i) to have the Convertible Preferred Stock redeemed in connection with the Extraordinary Transaction or (ii) otherwise to participate in the Extraordinary Transaction.

         "Extraordinary Transaction" means any of the following: (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by stockholders of the Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries, (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting

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power immediately after such purchase, or (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such redemption.

         As a condition to the effectiveness of any Extraordinary Transaction, unless the holders of Convertible Preferred Stock shall have elected to convert their shares of Convertible Preferred Stock into Common Stock in accordance with the provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall either (1) if redemption is elected, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the outstanding shares of Convertible Preferred Stock held by each holder of Convertible Preferred Stock for an amount equal to the Convertible Redemption Price, such amount to be payable in cash or, at the election of such holder or holders, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, or (2) if the holders elect to participate in the relevant transaction (such as a merger) on terms acceptable to them, take such actions as shall be sufficient to facilitate such participation (including executing a merger agreement including an exchange ratio reflecting the provisions hereof) (on terms giving such holders the right to the Convertible Redemption Price as a preferential amount, in which event such amount shall be paid in cash or, at the election of such holders, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, but in preference to and before any amount is paid or otherwise distributed to the holders of the Common Stock or any other stock ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction, or redemption rights junior to the Convertible Preferred Stock, in which event such preferential amount shall be deemed to have been distributed to the holders of the Convertible Preferred Stock as if in a Liquidation Event). For purposes of this Section A.5(a)(ii), a sale of substantially all of the assets of the Corporation and its subsidiaries shall mean the sale or other disposition other than in the ordinary course of business of more than 75% of such assets, by reference to the book value or the fair market value of such assets, determined on a consolidated basis under generally accepted accounting principles.

         Notwithstanding the foregoing, if upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Preferred Stock would receive more than the Convertible Redemption Price in the event their shares were converted into Common Stock immediately prior to such Extraordinary Transaction and such shares of Common Stock were purchased or otherwise participated in such Extraordinary Transaction, then each holder of Convertible Preferred Stock shall receive from the Corporation or the relevant purchaser, as applicable, upon the election by a Majority Interest to redeem or otherwise participate in such Extraordinary Transaction, an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Convertible Preferred Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for other shares of Common Stock, which amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Convertible Preferred Stock had been converted into the number of shares of Common Stock issuable upon the conversion of such share of Convertible Preferred Stock immediately prior to such Extraordinary Transaction. Also, notwithstanding the foregoing, in connection with the acquisition of the Convertible Preferred Stock in an Extraordinary Transaction which is to be accounted for by the acquiring entity as a pooling of interests, the holders of shares of Convertible Preferred Stock shall receive upon such election to redeem or otherwise participate, if so required for the application of such accounting treatment, and in lieu of cash, the number of shares of common stock of such entity having a value equal to the amount otherwise payable to the holders of Convertible Preferred Stock in such Extraordinary Transaction pursuant to this Section A.5(a)(ii) and having the same registered status or registration rights as any other shares in such transaction. The Corporation shall not participate in any Extraordinary Transaction or make or agree to have made any payments to the holders of shares of Common Stock or any other stock ranking junior to the Convertible Preferred Stock unless the holders of the Convertible Preferred Stock shall have received the full preferential amount to which they are entitled hereunder in an Extraordinary Transaction.

         The foregoing election shall be made by such holders giving the Corporation and each other holder of Convertible Preferred Stock not less than five (5) business days prior written notice, which notice shall set forth the date for such redemption or participation in an Extraordinary Transaction, as applicable. The provisions of this Section A.5 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares into shares of Common Stock pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction.

                (iii) REDEMPTION AT THE OPTION OF THE CORPORATION. In the event that, at any time commencing on the Anniversary Date (as defined in Section A.7(a)), the market price of the Common Stock equals or exceeds 200% of the Conversion Price then in effect for 20 out of a period of 30 consecutive trading days (any period of 30 days where this condition has been met being referred to herein as a "Redemption Period"), then the Corporation shall have the right, in its discretion during any Redemption Period or within the 30 days immediately following the Redemption Period, to send 30 days' prior written notice to each holder of Convertible Preferred Stock and after such 30-day period, to redeem all outstanding shares of Convertible Preferred Stock at a redemption

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price equal to the Convertible Redemption Price; provided, that no such redemption may be effected if at any time between the giving of the notice of redemption and the date on which redemption is to occur there is not in effect a registration statement covering the sale by the holders thereof of all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

            (b) VALUATION OF DISTRIBUTION SECURITIES. Any securities or other consideration to be delivered to the holders of the Convertible Preferred Stock, if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms hereof, shall be valued as follows:

                (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing of such Extraordinary Transaction;

                (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing of such Extraordinary Transaction; and

                (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a Two Thirds Interest, provided that if the Corporation and the holders of not less than a Two Thirds Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

            (c) NOTICE BY CORPORATION. Prior to the occurrence of any Extraordinary Transaction, the Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction, the valuation of the Corporation at the time of such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

            (d) PURCHASE DATE AND PRICE. Upon the election of the holders of not less than a Majority Interest to cause the Corporation to redeem Convertible Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section A.5(a)(ii), each holder of Convertible Preferred Stock shall be deemed to have elected to cause the shares held by such holder to be so redeemed or to so participate. Any date upon which a redemption or other acquisition is to occur in accordance with Section A.5(a) shall be referred to as a "Redemption Date." If at a Redemption Date shares of Convertible Preferred Stock are unable to be redeemed (as contemplated by Section A.5(e) below), then holders of Convertible Preferred Stock shall also be entitled to interest and dividends pursuant to Sections A.5(e) and (f) below. The aggregate applicable redemption price elected to be payable in cash pursuant to Section A.5(a) shall be payable in cash in immediately available funds to the respective holders on the Redemption Date (subject to Section A.5(e)), except as otherwise contemplated by Section A.5(a)(ii). Upon any redemption as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. Until the aggregate applicable redemption price has been paid for all shares of Convertible Preferred Stock being redeemed or acquired: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Section A.8(c), no shares of capital stock of the Corporation (other than in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

            (e) REDEMPTION PROHIBITED. If, at a Redemption Date, the Corporation is prohibited under Section 160 of the General Corporation Law of the State of Delaware from redeeming all shares of Convertible Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under
Section 160 of the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. Any shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Section A. The Corporation shall take such action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem Convertible Preferred Stock under the circumstances contemplated by this Section A.5(e). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section A.5, including without limitation due to a prohibition of such redemption under the General Corporation Law of the State of Delaware, then during the period from the applicable Redemption Date

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through the date on which such shares are redeemed, the applicable Dividend Rate shall increase by 2% per annum and shall increase by an additional .5% at the end of each six (6) month period thereafter until the Redemption Price (as so increased) is paid in full, subject to a maximum rate of 15% per annum.

            (f) DIVIDEND AFTER REDEMPTION DATE. From and after a Redemption Date, no shares of Convertible Preferred Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; PROVIDED, HOWEVER, that in the event that shares of Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(e), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(e) until the date on which such shares are actually redeemed by the Corporation.

            (g) SURRENDER OF CERTIFICATES. Upon receipt of the applicable Convertible Redemption Price by certified check or wire transfer (in the event such price is to be paid in cash), each holder of shares of Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Preferred Stock, and each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the Corporation is prohibited from redeeming all shares of Convertible Preferred Stock as provided in Section A.5(e) or such redemption is a partial redemption of the shares of Convertible Preferred Stock held by a holder, the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Convertible Preferred Stock not so redeemed.

            (h) FURTHER RESTRICTIONS ON REDEMPTION. Notwithstanding anything herein to the contrary, the Convertible Preferred Stock shall not be redeemed hereunder unless (i) all obligations of the Corporation under the Loan and Security Agreement dated April 14, 1998 among the Corporation, certain of its subsidiaries, and National Bank of Canada, as agent and as a lender, and the other lenders from time to time party thereto (collectively, the "Lender") shall have been or is concurrently paid in full, or (ii) the Lenders shall have consented to such redemption. If the Corporation is prohibited from redeeming the Convertible Preferred Stock hereunder, the holders of Convertible Preferred Stock shall be entitled to the provisions of Section A.5(e) and A.5(f) hereof.

         6. CONVERSION. The holders of the Convertible Preferred Stock shall have the following conversion rights:

            (a) CONVERSION UPON ELECTION OF HOLDER. Any holder of shares of Convertible Preferred Stock shall be entitled at any time after June 9, 2000, upon written election and without the payment of any additional consideration, to cause any or all of such holder's shares of Convertible Preferred Stock to be converted into the number of shares of Common Stock resulting from dividing the Conversion Value (as defined in this Section A.6(a)) per share in effect for the Convertible Preferred Stock at the time of conversion, as the numerator, by the per share Conversion Price (as defined in this Section A.6(a)) of the Convertible Preferred Stock, as the denominator, with fractional shares treated proportionately. The number of shares of Common Stock into which a share of a Convertible Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate." Upon the filing of the Certificate of Designation of the Series B Preferred Stock with the Secretary of State of Delaware the "Conversion Price" per share of Convertible Preferred Stock shall be $5.9334, and the per share "Conversion Value" of Convertible Preferred Stock shall be the sum of $1,000 plus per share accumulated but unpaid dividends on the Convertible Preferred Stock at the time of conversion. The Conversion Price per share of Convertible Preferred Stock and the Conversion Rate shall be subject to adjustment from time to time as provided in Section A.7 hereof.

            (b) PROCEDURE FOR CONVERSION. Upon election to convert pursuant to Section A.6(a), the relevant holder of Convertible Preferred Stock shall surrender the certificate or certificates representing the Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of Common Stock upon a conversion of Convertible Preferred Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the

Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion (rounded to the nearest whole share) plus, if applicable, a cash payment in the amount of any accumulated but unpaid dividends and other amounts as contemplated by Section A.6(a) in respect of the shares of Convertible Preferred Stock. The issuance of certificates for Common Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. If a conversion of Convertible Preferred Stock upon a Liquidation Event or an Extraordinary Transaction occurs and the holders of the Common Stock issued on such conversion elect to participate, the Corporation shall make appropriate provisions for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event or Extraordinary Transaction.

            (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (d) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Convertible Preferred Stock in any manner which would interfere with the timely conversion of any shares of Convertible Preferred Stock.

         7. ADJUSTMENTS. The Conversion Price in effect from time to time shall be subject to adjustment from and after the Convertible Preferred Original Issuance Date and regardless of whether any shares of Convertible Preferred Stock are then issued and outstanding as follows:

            (a) ADJUSTMENT UPON CHANGE IN MARKET VALUE. If on December 9, 2000 (the "Anniversary Date") the product of (a) 1.10 multiplied by (b) the sum of
(i) the average closing bid price of the Common Stock for the 30 trading days immediately preceding the Anniversary Date, plus (ii) on an as-converted, per share basis, the fair market value on the Anniversary Date (as determined in good faith by the Board of Directors and reasonably agreed to by a Two-Thirds Interest, except that if the distribution includes any securities, the fair market value of such securities shall be determined by reference to Section A.5(b) hereof) of any securities, cash or assets (excluding any dividend or distribution paid exclusively in cash or in Common Stock) which prior to the Anniversary Date are distributed or made payable to the holders of Convertible Preferred Stock (such product the "Reset Price"), is less than the Conversion Price then in effect, then the Conversion Price shall be adjusted to equal the Reset Price and shall be subject to further adjustment as provided herein; provided, however, that in no event shall the Conversion Price be reduced by more than 50% pursuant to this Section A.7(a). Any dispute as to fair market value hereunder shall be resolved by independent appraisal by a mutually agreed investment banker, the fees of which shall be paid by the Corporation.

            (b) DIVIDENDS AND STOCK SPLITS. If the number of shares of Common Stock (which term for purposes of this Section A.7 shall include all common stock of the Corporation) outstanding at any time after the date hereof is increased by a stock dividend or distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

            (c) REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

            (d) SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding (I) up to 1,211,236 shares and options issued to officers, directors or employees of the Corporation or upon the exercise of options or other rights issued to such officers, directors or employees pursuant to the Corporation's stock option, stock purchase and related employee plans (II) up to 1,555,150 shares issuable upon exercise of warrants or other rights issued by the Corporation prior to the first date any shares of Convertible Preferred Stock are issued or (III) any securities issuable upon conversion of the Convertible Preferred Stock or exercise of warrants issued pursuant to the Securities Purchase Agreement dated December 9, 1999 (the "Purchase Agreement") (the "Excluded Shares")), for a consideration per share (the "Purchase Price") less than the greater of (a) the Market Price (as hereinafter defined) of the Common Stock in effect immediately prior to the issuance, sale or exchange of such shares or (b) the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities having an exercise or conversion price less than such Purchase Price), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities having an exercise or conversion price less than such Purchase Price), plus (Y) the number of such additional shares of Common Stock so issued.

         The "Market Price" of the Common Stock on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc.'s Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock that is selected by the Board of Directors of the Corporation, or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors of the Corporation determines to be the value of a share of Common Stock.

            (e) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a Purchase Price (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the greater of (a) the Market Price in effect immediately prior to the issuance, sale or exchange of such shares or (b) the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, then the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities having an exercise or conversion price less than such Purchase Price), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities having an exercise or conversion price less than such Purchase Price), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

            (f) EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time (other than as a result of the operation of the antidilution provision of this Section A.7 or the antidilution provisions of certain Warrants issued by the Corporation pursuant to the Purchase Agreement), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(d) hereof), at the time initially granted, issued or sold; PROVIDED, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

            (g) OTHER ADJUSTMENTS. In case the Corporation shall, by dividend, distribution or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, other securities, cash or assets (excluding (i) any options, rights or warrants referred to in Section A.7(e), and (ii) any dividend or distribution paid exclusively in cash or in Common Stock), then, at the election of a Majority Interest, either (A) adequate provision shall be made so that holders of Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the evidence of indebtedness, shares of any class or series of capital stock, securities of any issuer other than the Corporation, cash or assets which they would have received had the Convertible Preferred Stock been converted into Common Stock as to the date referenced for the payment of such distribution (the "Reference Date"), or
(B) the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section A.7(g) by a fraction, the numerator of which shall be the Market Price (determined as provided in Section A.7(d) per share of the Common Stock on the Reference Date less the fair market value (as determined, subject to the last sentence of this Section A.7(g), in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of such number or amount of the evidences of indebtedness, shares of capital stock, securities, cash and assets that is so distributed to a holder of one share of Common Stock, and the denominator shall be such Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. Notwithstanding any other provision of this Section A.7(g), if any shares of capital stock distributed to a holder of Common Stock are listed or admitted to trading on any national securities exchange or on the Nasdaq Stock Market, or quoted on any other automated quotation system that may then be in use, for the five consecutive trading days prior to and including the Reference Date, or will be listed or admitted to trading or quoted thereon as of (but not prior to) the Reference Date for the ten consecutive trading days subsequent to and including the Reference Date, then, the Board of Directors, in making its determination of the fair market value of such number of shares of capital stock that are so distributed to a holder of one share of Common Stock, shall make such determination by reference to the Market Price (as determined by reference to Section 7(d)) of such shares of capital stock as of the Reference Date.

            (h) REORGANIZATION, ETC. If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

            (i) MERGERS AND OTHER REORGANIZATIONS. Unless such transaction is an Extraordinary Transaction in which the holders of the Convertible Preferred Stock elect redemption or otherwise participate (in which case Section A.5(a)(ii) shall apply and this subsection shall not apply), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, to the extent permitted by law, as part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock would have been entitled in connection with such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including, without limitation, provisions for adjustment of the applicable Conversion Price and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Preferred Stock.

            (j) CALCULATIONS. All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

            (k) CERTIFICATE. Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Preferred Stock.

            (l) DISPUTES. In the event of a dispute in connection with an adjustment hereunder, the Corporation will cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation) selected by the Corporation to verify such computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Corporation) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or re-adjustment is based. The Corporation will forthwith mail a copy of each such report to the holders of Convertible Preferred Stock and will, upon the written request at any time of any such holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing in reasonable detail how it was calculated. The Corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of Convertible Preferred Stock or any prospective purchaser of such stock designated by the holder thereof.

            (m) MULTIPLE ADJUSTMENTS. If any single transaction or event would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be in the amount of the adjustment having the highest absolute value to the holders of the Convertible Preferred Stock.

            (n) MINIMUM ADJUSTMENT. No adjustment in the Conversion Price shall be required to be made unless and until such adjustment would require a change of at least one percent (1%) of the Conversion Price then in effect; provided, however, that any adjustment that would not be required to be made shall be taken into account and in subsequent adjustment.

         8. COVENANTS.

            (a) So long as at least 1,000 shares of Convertible Preferred
Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a Majority Interest, voting as a single class, with each share of Convertible Preferred Stock entitling the holder thereof to one vote per share of Convertible Preferred Stock held by such holder, directly or indirectly (which consent shall not be unreasonably withheld), enter into an agreement with respect to, or effect, or permit, any:

                (i) merger or consolidation of the Corporation or any of its subsidiaries with any other person or entity, recapitalization, reorganization or other like transaction involving the Corporation or any of its subsidiaries, or liquidation or dissolution of the Corporation or any of its subsidiaries;

                (ii) sale or transfer of all or substantially all of the Corporation's consolidated properties or assets;

                (iii) disposition of assets in one or more transactions for consideration in excess of $1,000,000 without the approval of the Board of Directors of the Corporation; or

                (iv) incurrence of indebtedness for money borrowed, except for borrowings under the Corporation's primary credit agreement of up to $3,000,000.

            (b) So long as any shares of Convertible Preferred Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a Majority Interest, voting as a single class, with each share of Convertible Preferred Stock entitling the holder thereof to one vote per share of Convertible Preferred Stock held by such holder, directly or indirectly, enter into an agreement with respect to, or effect, or permit, any:

                (i) issuance of any equity securities (including Convertible Preferred Stock, except as contemplated by the Purchase Agreement) or any securities exchangeable or convertible into equity securities or measured by earnings or profit of the Corporation or any of its subsidiaries (other than Series C Preferred Stock); provided, that the Corporation or any subsidiary permitted to do so under the Purchase Agreement may issue securities that rank junior to the Convertible Preferred Stock as to liquidation, dividend and redemption rights;

                (ii) redemption, repurchase or other acquisition for value of any equity security of the Corporation (other than redemption of the Convertible Preferred Stock in accordance with the terms hereof); or

                (iii) amendment of the Corporation's or any of its subsidiaries' certificate of incorporation, bylaws or other charter documents as in effect on December 9, 1999, the date of filing of the Certificate of Designation of the Series B Preferred Stock.

            (c) The prohibition on repurchases contained in Section A.8(b)(ii) shall not apply to the repurchase by the Corporation of up to 250,000 shares of Common Stock pursuant to the terms of restrictive agreements under which the Corporation has the option to repurchase such shares from employees, officers, directors, consultants, or other persons performing services for the Corporation or any subsidiary upon the occurrence of certain events.

         Further, the Corporation shall not, by amendment of its Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section A and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem Convertible Preferred Stock under the circumstances contemplated by Section A.5(e). Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock.

         9. NOTICE.

            (a) LIQUIDATION EVENTS, EXTRAORDINARY TRANSACTIONS, ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event (as defined in Section A.4) or any Extraordinary Transaction (as defined in Section A.5), becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction or public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

            (b) WAIVER OF NOTICE. The holder or holders of not less than a Two Thirds Interest of the outstanding shares of Convertible Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

            (c) GENERAL. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Preferred Stock.

         10. NO REISSUANCE OF CONVERTIBLE PREFERRED STOCK. No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         11. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Convertible Preferred Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

         12. NOTICES. Any notice required by any provision of this Section A to be given to the holders of shares of Convertible Preferred Stock shall be deemed given three (3) business days after being deposited in the United States mail, postage pre-paid and registered or certified, and addressed to each holder of record at such holder's address appearing on the stock records of the Corporation.

B.       SERIES C PREFERRED STOCK

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series C Preferred Stock" and the number of shares constituting such series shall be Five Hundred Thousand (500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than that of the shares then outstanding.

         SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

         A. The holders of shares of Series C Preferred Stock in preference to the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) Four Dollars ($4.00) value or (ii) subject to the provision for adjustment hereinafter set forth, One Hundred (100) times the aggregate per share amount of all cash dividends, and One Hundred (100) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         B. The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (a) of this section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of Four Dollars ($4.00) per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         C. Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount not less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

         SECTION 3. VOTING RIGHTS. The holders of Series C Preferred Stock shall have the following voting rights:

         A. Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to One Hundred (100) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         B. Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one (1) class on all matters submitted to a vote of stockholders of the Corporation.

         C. Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         SECTION 4.  CERTAIN RESTRICTIONS.

         A. Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

                (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

         SECTION 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received the greater of (y) Sixteen Dollars ($16.00) per share, plus an additional amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or
(z) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to One Hundred (100) times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         SECTION 7. CONSOLIDATION. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to One Hundred (100) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         SECTION 8. AMENDMENT. The Restated Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock, so as to affect them adversely without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Series C Preferred Stock, voting together as a single series.

         FIFTH: The corporation is to have perpetual existence.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation. In the event it is required or demanded that the stockholders of the corporation vote on any amendment or repeal of any provisions of the bylaws, the affirmative vote of the holders of eighty percent (80%) of the outstanding common stock of the corporation entitled to vote shall be required in order to approve such amendment or repeal, except that such eighty percent (80%) requirement shall not apply to any required or demanded amendment or repeal if two-thirds (2/3) of the board of directors of the corporation shall have approved such required or demanded amendment or repeal.

         SEVENTH: The business and affairs of the corporation shall be managed by the board of directors. The directors of the corporation shall be divided into three classes as nearly equal in number as may be, with the term of office of those of the first class to expire at the first annual meeting of the stockholders of the corporation; of the second class, one year thereafter; and of the third class, two years thereafter. At each annual meeting of stockholders held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire. Each full term shall be for a period of three years. Directors may be removed by the holders of a majority of the shares entitled to vote at an election of directors only for cause.

         EIGHTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm of which any director or officer is a member, or any corporation of which any director or officer is a stockholder, director, or trustee, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect of any transaction or contract or act of the corporation or for any gains or profits directly or indirectly realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a stockholder, director, or trustee, or any trust of which he is a trustee or beneficiary, is interested in said transaction, contract or act; provided the fact that such director or officer or such firm or such corporation or such trust is so interested shall have been disclosed or shall have been known to the board of directors or such members thereof as shall be present at any meeting of the board of directors at which action upon such contract or transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify, or approve any such contract or transaction or act, and any officer of the corporation may take any action within the scope of his authority respecting such contract or transaction or act with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a stockholder, director, or trustee, or any trust of which he is a trustee or beneficiary, were not interested in such transaction or contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

         NINTH: A. The corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         B. The corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper.

         C. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in sections A. and B. of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

         D. Any indemnification under sections A. and B. of this Article, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections A. and B. of this Article. Such determination shall be made (1) by a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, or
(2) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five (5) years, or (3) by the stockholders, or (4) by the Court of Chancery or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under section D.(1) or by independent legal counsel under section D.(2) of this Article shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under section B. of this Article, and within ten (10) days after receipt of such notification, such person shall have the right to petition the Court of Chancery or the court in which such action or suit was brought to review the reasonableness of such determination.

         E. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

         F. Expenses, including attorneys' fees, incurred in any action, suit, or proceeding referred to in sections A. and B. of this Article, may be paid by the corporation in advance of the final disposition of such action, suit, or proceedings upon receipt of a written undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. If a majority vote of a quorum of disinterested directors so directs by resolution, said written undertaking need not be submitted to the corporation. Such a determination that a written undertaking need not be submitted to the corporation shall in no way affect the entitlement of indemnification as authorized by this Article.

         G. The indemnification and advancement of expenses provided in this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate or the bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         H. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under this Article.

         I. For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         J. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

         K. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

         ELEVENTH: A. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the corporation entitled to vote shall be required, except as otherwise expressly provided in this Article Eleventh(A) or in Article Eleventh(B) in order for the corporation:

                   (i) to consolidate or merge with or into another corporation;
                   (ii) to cause a combination or majority share acquisition involving the issuance of shares of the corporation; (ii) to sell, transfer, exchange or otherwise dispose of all, or substantially all, its assets; or

                   (iii) to dissolve;

to the extent such actions require stockholder approval.

         The vote of stockholders specified in this Article Eleventh(A) shall not apply to any action or transaction described in such paragraph if two-thirds (2/3) of the Board of Directors of the corporation shall have approved the action or transaction; in the event of a conflict between Article Eleventh(A) and Article Eleventh(B), Article Eleventh(B) applies.

         B. The provisions of this Article Eleventh(B) shall apply to all "Business Combinations" (as hereafter defined).

         1. The affirmative vote of the holders of not less eighty percent (80%) of the outstanding shares of "Voting Stock" (as hereafter defined) of the corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of Voting Stock held by stockholders other than a "Related Person" (as hereafter defined) shall be required for the approval or authorization of any Business Combination of the corporation with any Related Person; provided, however, that the eighty percent (80%) and the sixty-seven percent (67%) voting requirements shall not apply if either of the following two exceptions are applicable:

            a. The "Continuing Directors" of the corporation (as hereafter defined) by a two-thirds (2/3) vote (i) have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the corporation that caused the Related Person to become a Related Person; or (ii) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or

            b. The cash or fair market value of the property, securities or other consideration to be received per share by stockholders of the corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), paid by the Related Person in acquiring any of its holdings in the corporation's Common Stock. For purposes of this Article Eleventh(B), the term "other consideration to be received" shall include, without limitation, the Common Stock of the corporation retained by its existing stockholders in the event of any Business Combination in which the corporation is the surviving corporation.

         2. For purposes of this Article Eleventh(B), the following terms shall have the following definitions:

            a. The term "Business Combination" shall mean (i) any merger or consolidation of the corporation or a subsidiary with or into a Related Person,
(ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereafter defined) of the assets either of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (v) the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person, (vi) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

            b. The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined at Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined at Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate twenty percent (20%) or more of the outstanding Voting Stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of Common Stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed Beneficially Owned by the Related Person.

            c. The term "Continuing Director" shall mean a director who was a member of the board of directors of the corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person.

            d. The term "Substantial Part" shall mean more than thirty percent (30%) of the fair market value of the total assets of the corporation, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

            e. The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

         3. The provisions of this Article Eleventh(B) may not be repealed or amended in any respect unless the action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Stock of the corporation; provided, however, that if there is a Related Person, such action must also be approved by the affirmative vote of holders of not less than sixty-seven percent (67%) of the outstanding shares of Voting Stock held by stockholders other than Related Persons. Further provided, however, that this paragraph 3. shall not apply to, and such eighty percent (80%) vote and sixty-seven percent (67%) vote shall not be required for any amendment, repeal or adoption recommended by a majority of the board of directors if all of such directors are Continuing Directors as defined in paragraph 2(c) of this Article Eleventh(B).

         TWELFTH: The corporation shall not purchase any shares of the corporation's common voting stock from any stockholder or stockholders acting as a group, who individually or collectively hold(s) five percent (5%) or more of the corporation's outstanding common stock, not including any treasury stock (individually or collectively referred to in this Article Twelfth as the 'Five Percent Holder(s)') at a price higher than the then current fair market value of the corporation's common voting stock, based on the average of the closing prices of the preceding five (5) trading days, or on terms more favorable, when considered as a whole, than those otherwise available, unless (a) the corporation makes an offer to all of its other stockholders to purchase from each stockholder the same percentage of that stockholder's common voting stock in the corporation as the corporation intends to purchase from the Five Percent Holder(s), at the same price and on the same terms as the Five Percent Holder(s) will receive; or (b) the holders of a majority of the corporation's outstanding common voting stock entitled to vote approve of the corporation's purchase of its common voting stock from the Five Percent Holder(s), at the intended price and upon the intended terms, with the Five Percent Holder(s) not voting on such approval and the common voting stock in the corporation which is held by the Five Percent Holder(s) not counted as outstanding in calculating the number of votes required for approval.

         THIRTEENTH: All actions which are required to be or may be taken by the stockholders of the corporation shall be taken at a meeting of the stockholders, duly held and upon proper notice, and may not be taken by written consent without a meeting, and the power of stockholders to consent in writing to the taking of any action is specifically denied.

         FOURTEENTH: A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation and subject to paragraph B.

         B. The provisions set forth in this Restated Certificate may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the corporation entitled to vote, except that such eighty percent (80%) requirement shall not apply if two-thirds (2/3) of the board of directors of the corporation shall have approved such amendment or repeal.

         FIFTEENTH: The corporation elects to be governed by the provisions of
Section 203 of the Delaware General Corporation Law; provided that this Article Fifteenth shall not restrict a business combination between the corporation and an interested stockholder of the corporation who became such prior to December 12, 1991, the date the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be signed and attested by its duly authorized officers this 4th day of February, 2000.

                                        METRETEK TECHNOLOGIES, INC.


                                        By: /s/ W. Phillip Marcum
                                           --------------------------------
                                           W. Phillip Marcum, President and
                                            Chief Executive Officer

ATTEST:

By: /s/ Gary J. Zuiderveen
    -----------------------------
    Gary J. Zuiderveen, Secretary